Exhibit 99.1

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN BLOOMIA HOLDINGS, INC.’S PROSPECTUS DATED FEBRUARY [●], 2026 (“PROSPECTUS”) AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS AND OTHER RELEVANT DOCUMENTS ARE AVAILABLE ON REQUEST FROM D.F. KING & Co., Inc. BY CALLING TOLL-FREE AT (888) 605-1956 for stockholders or (646) 677-2515 for banks and brokers or by emailing bloomia@dfking.com.

FORM OF INSTRUCTIONS FOR USE OF

BLOOMIA HOLDINGS, INC.

NON-TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK OR YOUR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “rights offering”) by Bloomia Holdings, Inc., a Delaware corporation (the “Company”), to the holders of record (the “record holders”) of its common stock, par value $0.01 per share (the “common stock”), as described in the Company’s registration statement on Form S-1 initially filed with the United States Securities and Exchange Commission on January 23, 2026, as amended (Registration No. 333-292897) (the “Registration Statement”), and the Prospectus. Each stockholder is receiving one non-transferable subscription right (a “subscription right”) for each full share of the Company’s common stock owned by that stockholder as of the close of business on February 16, 2026 (the “Record Date”). An aggregate of up to 3,827,160 shares of common stock are being offered by the Prospectus.

The subscription rights may be exercised at any time during the rights offering subscription period, which will commence on February 18, 2026, and will expire at 5:00 p.m., Central Standard Time, on March 27, 2026 (the “expiration date and time”). The subscription rights that are not validly exercised by the expiration date and time will expire and will have no value. The Company will not be obligated to honor your exercise of subscription rights if (i) Equiniti Trust Company, LLC (the “subscription agent”) receives the documents relating to your exercise after the expiration date and time, regardless of when you transmitted the documents, or (ii) your payment of the subscription price is not timely received.

If the Company extends the subscription period of the rights offering in connection with any post-effective amendment to the Registration Statement, the Company will allow rights holders a reasonable period of additional time to make new investment decisions on the basis of the new information set forth in the amended Prospectus that will form a part of the post-effective amendment to the Registration Statement. In such event, the Company will issue a press release announcing the changes to the rights offering and the new rights offering expiration date.

The subscription rights are evidenced by non-transferable subscription rights certificates (the “subscription rights certificates”). Each subscription right allows the holder thereof to subscribe for 2.16 shares of common stock (the “basic subscription right”) at the subscription price of $4.05 per whole share of common stock (the “subscription price”). As an example, if you owned 1,000 shares of common stock as of the Record Date, you would receive 1,000 subscription rights and would have the right to purchase up to 2,160 shares of common stock at a subscription price of $4.05 per whole share with your basic subscription right.

No minimum subscription is required for consummation of the rights offering. No fractional shares of common stock will be issued upon the exercise of subscription rights in the rights offering. Any fractional shares of common stock created by the exercise of subscription rights will be rounded down to the nearest whole share.

Additionally, rights holders who fully exercise their basic subscription rights will be entitled to subscribe for additional shares of common stock that remain unsubscribed as a result of any unexercised basic subscription rights (the “over-subscription privilege”). The over-subscription privilege allows a rights holder to subscribe for additional shares of common stock at the subscription price. If there are an insufficient number of shares of common stock available to fully satisfy the over-subscription requests of rights holders, those rights holders who exercised their over-subscription privilege will receive the available shares of common stock pro rata based on the number of shares of common stock each rights holder subscribed for under the basic subscription right. “Pro rata” means in proportion to the number of shares of common stock that you and the other rights holders have purchased by fully exercising basic rights on your common stock holdings.

You may exercise your over-subscription privilege only if you exercise your basic subscription rights in full. To determine if you have fully exercised your basic subscription rights, the Company will consider only the basic subscription rights held by you in the same capacity. If there are not enough shares of common stock to satisfy all subscriptions made under the over-subscription privilege, the Company will allocate the remaining shares of common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. See “The Rights Offering - Subscription Rights” in the Prospectus.

The number of subscription rights to which you are entitled is printed on the face of your subscription rights certificate. You should indicate your wishes with regard to the exercise of your subscription rights by completing the appropriate portions of your subscription rights certificate and returning the certificate to the subscription agent pursuant to the procedures described in the Prospectus.

your properly completed and duly executed rights Certificate (subject to the procedure for guaranteed delivery thereof), aND payment in full of the aggregate subscription price, including final clearance of any checks, must be received by the subscription agent in the manner specified in the Prospectus at or prior to the expiration date and time.

Once you have exercised your subscription rights or have instructed your nominee of your subscription request, you may not revoke or change your exercise or request a return of the subscription price payment. Rights not exercised prior to the expiration date and time will expire and will have no value.

1.	Method of Subscription – Exercise of Subscription Rights

A participating rights holder must send the subscription rights certificate together with payment for the shares of common stock subscribed for in the rights offering to the subscription agent based on the subscription price of $4.05 per share of common stock.

All cash payments by a participating rights holder must be made in U.S. dollars (i) by certified bank check payable to “Equiniti Trust Company, LLC (acting as subscription agent for Bloomia Holdings, Inc.)” or (ii) by wire transfer to Equiniti Trust Company, LLC, in accordance with the payment instructions set forth in the rights certificate.

Except as described under “The Rights Offering – Guaranteed Delivery Procedures” in the Prospectus, the cash payment, together with a properly completed and executed subscription rights certificate and any other supplemental documentation requested, must be received by the subscription agent at the subscription agent’s address set forth below, at or prior to the expiration date and time.

The subscription rights certificate and payment of the subscription price must be delivered to the subscription agent by one of the methods described below, in each case, such that it is received prior to the expiration date and time:

By Mail or Overnight Courier:

Equiniti Trust Company, LLC

Attn: Corporate Actions Department

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

Delivery to any address or by a method other than those set forth above will not constitute valid delivery.

2.	Banks, Brokers, and Other Nominee Holders.

When making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the subscription rights certificate on your behalf.

Banks, brokers, and other nominee holders of subscription rights who exercise the basic subscription right and the over-subscription privilege on behalf of beneficial owners of subscription rights will be required to certify to the subscription agent and the Company, in connection with the exercise of the over-subscription privilege, as to the aggregate number of subscription rights that have been exercised and the number of shares of common stock that are being subscribed for pursuant to the over-subscription privilege, by each beneficial owner of subscription rights (including such nominee itself) on whose behalf such nominee holder is acting. If there are an insufficient number of shares of common stock available to fully satisfy the over-subscription requests of rights holders, those rights holders who exercised their over-subscription privilege will receive the available shares of common stock pro rata based on the number of shares of common stock each rights holder subscribed for under the basic subscription right. “Pro rata” means in proportion to the number of shares of common stock that you and the other rights holders have purchased by fully exercising basic subscription rights on your common stock holdings.

3.	Insufficient and Excess Payments

If you send a payment that is insufficient to purchase the number of shares of common stock you requested, or if the number of shares of common stock you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares of common stock under the over-subscription privilege (to the extent you have exercised and paid for your basic subscription rights in full and have also exercised your over-subscription privilege) and the elimination of fractional shares of common stock.

Any excess subscription payments received by the subscription agent will be returned by check, without interest or penalty, as soon as practicable following the expiration of the rights offering and after all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

4.	Issuance of Common Stock

We will deliver to the record holders who purchase shares of common stock in the rights offering DRS statements representing the shares of common stock purchased in the rights offering as soon as practicable after the expiration date and time, or such later date as to which the rights offering may be extended, and after all pro rata allocations and adjustments have been completed.

As soon as practicable after the expiration date and time, or such later date as to which the rights offering may be extended, and the valid exercise of subscription rights pursuant to the basic subscription right and over-subscription privilege, and after all pro rata allocations and adjustments have been completed, the following deliveries and payments will be made to the address shown on the face of your subscription rights certificate, or, if your shares of common stock are held by a broker, dealer, custodian bank, or other nominee, such deliveries and payments will be in the form of a credit to your account, unless you provide instructions to the contrary in your subscription rights certificate:

Basic Subscription Right: The subscription agent will deliver to each exercising rights holder DRS statements representing the number of shares of common stock purchased pursuant to the basic subscription right. See “The Rights Offering – Basic Subscription Rights and Over-Subscription Privilege – Basic Subscription Rights” in the Prospectus.

Over-Subscription Privilege: The subscription agent will deliver to each rights holder who validly exercises the over-subscription privilege DRS statements representing the number of shares of common stock, if any, purchased with the over-subscription privilege. See “The Rights Offering – Basic Subscription Rights and Over-Subscription Privilege – Over-Subscription Privilege” in the Prospectus.

Return of Excess Payment: If you exercised your over-subscription privilege and are allocated less than all of the shares of common stock for which you wished to subscribe, your excess payment for shares of common stock that were not allocated to you will be returned to you by check, without interest or penalty, as soon as practicable after the expiration date and time and after all prorating calculations and reductions contemplated by the terms of the rights offering have been effected. The subscription agent will deliver to the record holders who purchase shares of common stock in the rights offering DRS statements representing the shares of common stock that you purchased as soon as practicable after the expiration date and time and after all pro rata allocations and adjustments have been completed. See “The Rights Offering – Return of Excess Payment” in the Prospectus.

5.	Transferability

The subscription rights are non-transferable, except that the subscription rights will be transferable by operation of law. The subscription rights will not be listed for trading on any securities exchange or trading system.

6.	Fees and Expenses

The Company will pay all customary fees and expenses of the subscription agent and the information agent related to the rights offering. The Company has also agreed to indemnify the subscription agent and the information agent with respect to certain liabilities that they may incur in connection with the rights offering.

7.	Execution

a.

Execution by Registered Holder. The signature on the subscription rights certificate must correspond to the name of the registered holder exactly as it appears on the face of the subscription rights certificate without any alteration, enlargement or change. Persons who sign the subscription rights certificate in a representative or other fiduciary capacity on behalf of a registered holder must indicate their capacity when signing and, unless waived by the subscription agent in its sole and absolute discretion, must present to the subscription agent satisfactory evidence of their authority so to act.

b.

Execution by Person Other than Registered Holder. If the subscription rights certificate is executed by a person other than the holder named on the face of the subscription rights certificate, proper evidence of authority of the person executing the subscription rights certificate must accompany the same unless, for good cause, the subscription agent dispenses with proof of authority.

c.

Signature Guarantees. If you are neither a registered holder (or signing in a representative or other fiduciary capacity on behalf of a registered holder) nor an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, your signature must be guaranteed by such an eligible institution.

8.	Method of Delivery to Subscription Agent.

The method of delivery of subscription rights certificates and payment of the subscription price (including in the case of any portion of the subscription price to be paid by delivery of indebtedness for borrowed money owed to you by the Company, the method of delivery of evidence of such indebtedness for borrowed money and any other supplemental documentation requested), will be at the election and risk of the participating rights holders, but if sent by mail, it is recommended that such certificates and payments be sent by traceable or registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration date and time.

9.	Procedures for the Depository Trust Company Participants.

If you hold your shares in street name through a broker, dealer, custodian bank or other nominee who uses the services of The Depository Trust Company (“DTC”), you may exercise your basic subscription rights and your over-subscription privilege through the facilities of DTC. If you would like to pay your entire subscription price in cash, you must instruct your broker, dealer, custodian bank, or other nominee to elect to exercise your basic subscription right and your over-subscription privilege (to the extent you wish to exercise it) through DTC’s PSOP Function on the “agents subscription over PTS” procedures, and instruct DTC to charge the applicable DTC account for the subscription payment and deliver such cash amount to the subscription agent. Shares of common stock validly and timely subscribed and paid for in cash in the rights offering will be credited to the applicable DTC participant accounts upon settlement of the rights offering.

DTC must receive your rights certificate, Notice of Guaranteed Delivery (if applicable), and payment for the new shares before 5:00 p.m., Central Standard Time, on March 27, 2026, unless guaranteed delivery procedures are utilized with respect to delivery of your rights certificate, as described above (in which case such rights certificate and payment must be received within the period described under “The Rights Offering – Guaranteed Delivery Procedures” in the Prospectus.

10.	Determinations Regarding the Exercise of Your Subscription Rights.

The subscription agent will resolve, in its sole and absolute discretion, all questions concerning the timeliness, validity, form and eligibility of any payments of subscription price and exercise of subscription rights, including time of receipt and eligibility to participate in the rights offering. The subscription agent’s determination will be final and binding. The subscription agent, in its sole and absolute discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as the subscription agent may determine. Once made, subscriptions and directions are irrevocable, and the subscription agent will not accept any alternative, conditional or contingent subscriptions or directions. The subscription agent reserves the absolute right to reject any subscriptions or directions if it determines that your exercise is not in accordance with the terms of the rights offering, as set forth in the Prospectus and these Instructions, or in proper form, or the acceptance of which would be unlawful under applicable law. You must resolve any irregularities in connection with your subscriptions before the expiration date and time, unless the subscription agent waives them in its sole discretion.

Neither the Company, nor the subscription agent nor the information agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to the Company’s right to withdraw or terminate the rights offering, only when the subscription agent receives a properly completed and duly executed subscription rights certificate and any other required documents and the full subscription payment. The Company’s interpretations of the terms and conditions of the rights offering will be final and binding.

FOR QUESTIONS REGARDING THE RIGHTS OFFERING, ASSISTANCE REGARDING THE METHOD OF EXERCISING RIGHTS, OR FOR ADDITIONAL COPIES OF THE PROSPECTUS OR OTHER RELEVANT DOCUMENTS, PLEASE CONTACT D.F. King & Co., Inc., THE INFORMATION AGENT, TOLL-FREE AT (888) 605-1956 for stockholders or (646) 677-2515 for banks and brokers or by email at bloomia@dfking.com.